Exhibit 5.1
OPINION AND CONSENT OF DISCLOSURE LAW GROUP

March 9, 2018

VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, CA 94080

Re:	Registration Statement on Form S-8 for VistaGen Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel to VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) registering under the Securities Act of 1933, as amended (the “Act”), an aggregate total of 8,302,500 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issued or to be issued pursuant to the Company’s Amended and Restated 2016 Equity Incentive Plan (the “2016 Plan”). The Company previously registered an aggregate total of 997,229 shares of Common Stock, issued or issuable under the Company’s 1999 Stock Incentive Plan and the 2008 Stock Incentive Plan, now the 2016 Plan, in a Registration Statement on Form S-8, filed with the Commission on December 4, 2015 (File No. 333-208354).

We have examined copies of such corporate records and made such inquiries as we have deemed necessary for purposes of rendering the opinion set forth below.

Based upon the foregoing, in our opinion, the shares of Common Stock, when issued in the manner contemplated by the 2016 Plan, will be legally issued, fully paid and non-assessable.

In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the Nevada Revised Statutes and the federal laws of the United States of America.

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Disclosure Law Group
Disclosure Law Group, a Professional Corporation